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                            CYTOCLONAL PHARMACEUTICS INC.

                               1992 STOCK OPTION PLAN

   1. The total number of shares which may be issued and sold under options granted pursuant to this Stock Option Plan shall not exceed 1,300,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), except to the extent of adjustments authorized by the last sentence of Paragraph 5 of this Stock Option Plan. Such shares may be treasury shares or shares of original issue or a combination of the foregoing.

   2. The Board of Directors of the Company may, from time to time and upon such terms and conditions as it may determine, authorize the granting to officers and Directors and to other key employees of the Company, including members of the Company's Scientific Advisory Board, or any of its subsidiaries of options to buy from the Company shares of Common Stock and may fix the number of shares to be covered by each such option. Successive options may be granted to the same person whether or not the option or options first granted to such person remain unexercised.

   3. Options granted under this Stock Option Plan may be (i) options which are intended to qualify under particular

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provisions of the Internal Revenue Code, as in effect from time to time, (ii)
options which are not intended so to qualify under the Internal Revenue Code, or (iii) combinations of the foregoing. No option shall run for more then ten years from the date granted, provided that if an optionee holds more than ten percent of the Company's issued and outstanding capital stock, no option granted to any such optionee shall run for more than five years from the date granted. No option shall be transferable by the optionee otherwise than by will or the laws of descent and distribution. Options shall be exercisable during the optionee's lifetime only by him or by his guardian or legal representative.

   4. The option price shall not be less than the fair market value of the shares covered by the option at the time the option is granted, provided that if an optionee holds more than ten percent of the Company's issued and outstanding capital stock, the option price shall not be less than 110 percent of the fair market value of the shares covered by the option at the time the option is granted. The option price shall be payable (a) in cash or by check acceptable to the Company (b) at the discretion of the Board of Directors, by the transfer to the Company by the optionee of shares of Common Stock having a value at the time of exercise equal to the total option price, or (c) by a combination of such methods of payment.

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     5.  The Board of Directors may make or provide for such adjustments in the option price and in the number or kind of shares of the Company's Common Stock or other securities covered by outstanding options as such Board in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the optionees that would otherwise result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, separation, reorganization, partial or complete liquidation or issuance of rights or warrants to purchase stock, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. The Board of Directors may also make or provide for such adjustments in the number or kind of shares of the Company's Common Stock or other securities which may be sold under this Stock Option Plan as such Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in the preceding sentence.

     6. The form of each Stock Option Agreement shall be prescribed, and any Stock Option Agreement evidencing an outstanding option may with the concurrence of the affected


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optionee be amended, by the Board of Directors, provided that the terms and conditions of each such Stock Option Agreement and amendment are not inconsistent with this Stock Option Plan.

     7. The Board of Directors may, with the concurrence of the affected optionee, cancel any option granted under this Stock Option Plan. In the event of any such cancellation, the Board of Directors may authorize the granting of new options (which may or may not cover the same number of shares which had been the subject of any prior option) in such manner, at such option price and subject to the same terms, conditions and discretions as, under this Stock Option Plan, would have been applicable had the cancelled options not been granted.

     8. This Stock Option Plan shall be administered by the Board of Directors, which may from time to time delegate all or any part of its authority under this Stock Option Plan to a committee appointed by the Board of Directors. To the extent of such delegation, references in this Stock Option Plan to the Board of Directors shall also refer to the committee. The majority of the committee shall constitute a quorum, and the action of a majority of the members of the committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee.


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     9.  This Stock Option Plan may be amended from time to time by the Board of Directors but without further approval by the stockholders of the Company no such amendment shall increase the aggregate number of shares of Common Stock that may be issued and sold under this Stock Option Plan (except that adjustments authorized by the last sentence of Paragraph 5 shall not be limited by this provision) or change the designation in Paragraph 2 of the class of employees eligible to receive options.








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